Exhibit 10.1(h)

EIGHTH AMENDMENT OF LEASE

This Eighth Amendment of Lease (“Eighth Amendment”) is made as of February 21, 2007, by and between Bobson 333 LLC, a Massachusetts limited liability company (“Landlord”) and Immunogen, Inc. (“Tenant”).

WHEREAS, Landlord is the landlord and Tenant is the successor tenant under that certain Lease dated June 21, 1988, as amended (collectively, the “Lease”) relating to portions of the first floor (the “Existing Leased Premises”) in the South Building located at 333 Providence Highway, Norwood, Massachusetts (the “Property”), as more fully described in the Lease and shown on the “Lease Plan for Babson Realty #321-333 Providence Highway, Norwood, MA, dated June 12, 2003” attached hereto;

WHEREAS, Tenant desires to lease from Landlord an additional 8,400 rentable square feet of space in the South Building presently occupied by Neo Furniture (the “Existing Additional Space Tenant”), which is depicted as the “Available 8,400 S.F.” space on the Leasing Plan (the “Additional Space”), on the same terms and conditions as those set forth in the Lease, except as otherwise modified herein; and

WHEREAS, Landlord and Tenant have agreed to further amend the Lease to expand the Existing Leased Premises demised to Tenant thereunder to include the Additional Space, after which expansion, Tenant will lease approximately 43,850 net rentable square feet of the South Building.

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration and in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of all of which is hereby acknowledged by each of the undersigned unto the other, the parties hereby agree to further amend the Lease as follows:

1.                                      All capitalized terms used herein shall have the same meaning as set forth in the Lease, unless otherwise defined herein.

2.                                      Effective April 1, 2007 (the “Additional Space Commencement Date”) the Additional Space will be made available to Tenant vacant and free of all personal property of the Existing Additional Space Tenant and broom clean and free from all debris, but otherwise in its “AS IS” condition (the “Delivery Condition”), the Existing Leased Premises shall be deemed to include the Additional Space.

3.                                      Effective on the Additional Space Commencement Date, Tenant shall pay to Landlord Yearly Fixed Rent under the Lease for the Existing Leased Premises and Additional Space together as follows:

a)                                     Until June 30, 2007 at the annualized rental rate of $605,500 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $50,458;

b)                                    From July 1, 2007 through June 30, 2008 an annual rent of $671,275 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $55,940;

c)                                     From July 1, 2008 through June 30, 2009 an annual rent of $737,050 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $61,421;

d)                                    From July 1, 2009 through June 30, 2010 an annual rent of $802,825 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $66,902; and

e)                                     From July 1, 2010 through June 30, 2011 an annual rent of $824,750 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $68,729.

4.                                      Effective on the Additional Space Commencement Date, Tenant’s Pro Rata Share for the Existing Leased Premises and Additional Space shall be 54.33%. Landlord’s estimate of Tenant’s Pro Rata Share of Operating Costs and Real Estate Taxes due Landlord under the Lease shall initially be $137,208 per annum or $11,434.00 per month. Tenant’s monthly payments of Operating Costs and Real Estate Taxes shall be paid to Landlord, in advance, on the same day that Tenant makes it monthly installment payment of Yearly Fixed Rent to Landlord.

5.                                      Tenant acknowledges that Landlord shall have no construction obligations with respect to the delivery of the Additional Space, Tenant hereby accepting the Additional Space in “as- is” “where is” condition with the qualification that the Additional Space shall be delivered in “broom clean” condition and free of all debris. Tenant shall be responsible for obtaining all permits and approvals from government-authorities as necessary for its use and build-out of the Additional Space and for the build-out, fixturing, equipping and integration of the Additional Space (collectively, the “Tenant Additional Space Improvements”) and Landlord shall have no responsibility therefor. All such Tenant Additional Space Improvements shall be performed at Tenant’s sole cost and expense, pursuant to plans and specifications prepared by and with contractors selected by Tenant, subject in any and all events to Landlord’s prior written approval of such plans, specifications and contractors, which Landlord shall not unreasonably withhold or delay, and shall be subject, in any event, to provisions of the Lease governing Tenant improvements and/or alterations.

6.                                      Lessee shall have the option to extend the term of this Lease for one additional 5-year (five year) period by notifying Lessor in writing at least 180 days before the Expiration Date. If properly exercised, the Lease Extension Term shall commence on July 1, 2011 and end on June 30, 2016 (the “Extension Term”). During the period July 1, 20011 through June 30, 2013 of the Extension Term, the Yearly Fixed Rent shall be $956,300 per annum, payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $79,692. During the period July 1, 20013 through June 30, 2016 of the Extension Term, the Yearly Fixed Rent shall be $1,044,000 per annum, payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $87,000. Lessee’s right to extend the term of this Lease for the Extension Term is expressly conditioned upon Lessee having maintained its payment and performance obligations under this Lease current, and without default not cured within any applicable grace period through the Extension Term commencement date. During the Extension Term, all other terms of the Lease shall remain in full force and effect. This extension option shall be Tenant’s sole extension and/or renewal option under the Lease.

7.                                      Each party represents and warrants to the other that it has not dealt with any broker or finder in connection with the consummation of the transactions contemplated by this Eighth Amendment, and in the event of any brokerage claim against either party predicated upon an allegation that the other party involved a broker or finder in the transaction, the other party shall exonerate, indemnify and hold harmless the party against whom the claim is made from and against all loss, cost, damage and expense (including reasonable attorneys’ fees) incurred in connection with such claim.

8.                                      Tenant hereby represents and warrants to Landlord that: (a) the Lease is in full force and effect; and (b) Landlord is not in not default in the performance of or compliance with any provision of the Lease and Tenant has no claim, nor knowledge of any state of facts that, with the giving of notice or the passage of time, or both, would give rise to a claim, against Landlord for any default by Landlord under the Lease.

9.                                      Notwithstanding anything in the Lease or this Eighth Amendment to the contrary, as used in the Lease, the term “Premises” shall mean: (i) prior to the Additional Space Commencement Date, the Existing Leased Premises; and (ii) from and after the Additional Space Commencement Date, the Existing Leased Premises plus the Additional Space.

10.                                The Lease is hereby ratified and confirmed in its entirety and, except as modified and amended hereby, shall remain unmodified and in full force and effect.

EXECUTED as a sealed instrument as of the date first written above.

LANDLORD:
BOBSON 333 LLC, a Massachusetts limited
liability company

By:	/s/ James H. Mitchell
James H. Mitchell, its Manager, and
not individually

TENANT:
IMMUNOGEN, INC.

By:	/s/ Mitchel Sayare
Mitchel Sayare, its President
duly authorized

By:	/s/ Daniel Junius
Daniel Junius, its Treasurer
duly authorized